Exhibit 10.8

TENANCY AGREEMENT

THIS AGREEMENT made the 24 day of October Two Thousand and Twenty-Three (2023) Between:

1.	ERIC KHOO DIABETES AND ENDOCRINE CLINIC PTE LTD (Company Registration No. 201806194D) of 6 Napier Road #09-16, Gleneagles Medical Centre, Singapore 258499 (hereinafter called “the Landlord” which expression shall where the context so admits include its successors and permitted assigns) of the one part; and

2.	HC ORTHOPAEDIC SURGERY PTE LTD (Company Registration No. 201725626E) of 3 Mount Elizabeth, #15-14, Mount Elizabeth Hospital, Singapore 228510 (hereinafter called “the Tenant” which expression shall where the context so admits include its successors and permitted assigns) of the other part.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, the following expressions have the respective meanings assigned to them below:

“Demised Premises” means all that part of the Premises comprising an estimated floor are of 112 square feet as shown delineated in red on the plan annexed hereto.

“Premises” means 6 Napier Road #09-16, Gleneagles Medical Centre, Singapore 258499.

“Building” means Gleneagles Medical Centre.

“Deposit” means Dollars THIRTY Thousand Only (S$30,000.00).

“Management Corporation” means the management corporation of the Building.

“Gross Rent” means Dollars Ten Thousand Only (S$10,000-00) per month.

“Term” means two commencing on the 1st day of December 2023 and determining on the 30 day of September 2026.

“Head Lease” means the lease dated 14 August 2023 and entered into between the Landlord and the Head Lessor in respect of the lease of the premises known as 6 Napier Road #09-16, Gleneagles Medical Centre, Singapore 258499.

6 Napier Road #09-16, Singapore 258499

“Head Lessor” includes the person entitled for the time being to the immediate reversion at the end of the term of the Head Lease, and as appropriate, its agents and authorized representatives.

“Common Area” all that part of the Premises delineated in blue on the plan annexed hereto.

1.2	The headings to the Clauses of this Tenancy Agreement are for convenience only and shall not be deemed to be part thereof or be taken into consideration in the interpretation or construction thereof or of the provisions of this Agreement.

2.	LETTING

In consideration of the Gross Rent and the Tenant’s covenants and agreements hereinafter reserved and contained the Landlord HEREBY DEMISES unto the Tenant the Demised Premises TO HOLD the Demised Premises unto the Tenant for the Term subject to the terms covenants and conditions hereinafter appearing with the right for the Tenant and others duly authorised by the Tenant in common with the Landlord and all others so authorised by the Landlord to use the Common Area during the Term for all purposes connected with the use of the Demised Premises but not for any other purpose.

3.	TENANT’S COVENANTS

The Tenant hereby covenants with the Landlord as follows:

3.1	To pay Gross Rent

To pay monthly and proportionately for any part of a month, the Gross Rent in respect of the Demised Premises payable by equal monthly payments in advance on or before the 1st day of every calendar month without any deduction or demand.

3.2	To pay Deposit

On or before the signing of this Agreement in addition to the Gross Rent and other monies payable under this Agreement, to pay the Deposit by way of a deposit or security for the due performance and observance by the Tenant of all and singular the several covenants conditions stipulations and agreements on the part of the Tenant contained herein. The Deposit shall be retained by the Landlord until the expiration of the Term and the same or any part thereof after making good any failure on the part of the Tenant to perform and observe the said covenants conditions stipulations and agreements shall be refunded without any interest whatsoever to the Tenant on the expiration of the Term.

6 Napier Road #09-16, Singapore 258499	2

3.3	To pay rates and other charges

Charges and deposits for the supply of water, electricity, gas are included in the Gross Rent. To contribute fully to the Tenant’s use of internet access, services, charges for hiring of appliances including telephone and other appliances of communication during the Term and any Government taxes payable thereon.

3.4	To keep interior clean

To keep the interior of the Demised Premises including the flooring and interior plaster or other surface material or rendering on walls and ceilings and the fixtures and fittings therein including doors, windows, locks, wires and installations in good and tenantable repair and condition (fair wear and tear excepted).

3.5	To insure

At the Tenant’s cost and expense at all times during the Term:

3.5.1.	To insure and keep insured against loss or damage by fire theft or other risks to the Tenant’s goods and property whether in the Demised Premises or the Common Area.

3.5.2.	To insure and keep insured against claims for personal injury, death or damage to property or loss arising out of the use of the Demised Premises and the Common Area by the Tenant and its servants, agents, employees, invitees, licensees and contractors.
3.6	Viewing by Landlord

3.6.1	To permit the Landlord the Head Lessor and its authorised agents with or without workmen and others and with or without appliances at all reasonable times and after prior reasonable notice has been given to the Tenant to enter upon the Demised Premises and to view the condition thereof and to do such works and things as may be reasonably required for any repairs, alterations or improvements to the Demised Premises and forthwith to repair amend and make good in a proper and workmanlike manner any defects for which the Tenant is liable and of which written notice shall be given to the Tenant or left on the Demised Premises and shall pay the Landlord’s and the Head Lessor’s costs in respect of the preparation of any such notice.

3.6.2	To allow and permit the Landlord the Head Lessor its servants or agents and all persons with the written authority of the Landlord and/or the Head Lessor at reasonable times of the day by prior appointment to view the Demised Premises and/or the Premises for the purpose of re-letting the Demised Premises or selling the Premises.

3.7	Not to make alterations etc.

Except with the prior written consent of the Landlord, not to make or permit to be made any alterations in or additions to the Demised Premises or any part thereof.

6 Napier Road #09-16, Singapore 258499	3

3.8	Not to cause obstructions

Not to block up, cover, darken, or obstruct or obscure any of the windows, ventilating shafts, air-inlets or outlets or lights belonging to the Demised Premises.

3.9	Signage

Not to fix or otherwise exhibit on the exterior of the Premises or the windows or any part thereof anything save only for a name-plate of a size and specification approved by the Landlord.

3.10	To Bear Expenses

To bear the expenses of minor repairs to the Demised Premises up to the sum of Dollars Five Hundred (S$500) per item per repair. Where the cost of any repair is likely to exceed this sum, the Tenant shall consult and obtain the prior approval of the Landlord for the proposed repair, failing which the Landlord shall not be liable to reimburse the Tenant for the cost of such repair.

3.11	Use of Demised Premises

To use the Demised Premises as a medical clinic and for no other purpose.

3.12	Insurance by Tenant

Not to do or permit or suffer to be done anything whereby any policy or policies of insurance of the Landlord and the Head Lessor on the Premises against loss or damage by fire for the time being subsisting may become void or voidable or whereby the rate of premium thereon may be increased. The Tenant shall make good all damage suffered by the Landlord and the Head Lessor as a result of such policies becoming void or voidable due to the Tenant’s breach or non-observance of this covenant and shall repay all sums paid by the Landlord and the Head Lessor resulting from any increase in premiums and all expenses incurred by the Landlord and the Head Lessor in the event that renewal of such policy or policies is rendered necessary by a breach or non-observance of this covenant.

3.13	Nuisance

Not to do or permit or suffer to be done in the Premises anything which may be unlawful or a nuisance or an annoyance to the Landlord or the occupiers of adjoining or adjacent properties.

3.14	Prejudicing Landlord

Not to expose the Landlord and the Head Lessor to any penalty fine or forfeiture whatsoever by committing or permitting any person to commit a breach of any law statute rules or regulations affecting the Premises or any part thereof.

6 Napier Road #09-16, Singapore 258499	4

3.15	Overloading

Not to bring or allow to be brought onto the Demised Premises any machine or machinery save and except such machine or machinery or equipment as is required for the purposes of the Tenant’s business and not at any time to load or permit or suffer to be loaded any part of the floors of the Demised Premises to a weight greater than such weight as may be allotted by the Landlord and/or the Head Lessor and shall when required by the Landlord and/or the Head Lessor distribute any load on any part of the floor of the Demised Premises in accordance with the directions and requirements of the Landlord and/or the Head Lessor. In the interpretation and application of the provisions of this Clause relating to the loading the decision of the Surveyor or Architect of the Landlord shall be final and binding upon the Tenant. In the event that (whether with or without the Landlord’s and the Head Lessofs consent) damage or injury shall be caused, the Tenant shall indemnify and keep indemnified the Landlord and the Head Lessor against all claims and demands in respect thereof and the Tenant shall pay for all costs, expenses and compensation arising from such injury or damage or in repairing any damage caused to the Demised Premises or its appurtenances.

3.16	Assignment etc

Not to assign underlet or otherwise part with or share possession or use of the Demised Premises or any part thereof for any term whatsoever.

3.17	Damage to Demised Premises

Forthwith to give notice to the Landlord of any damage that may occur or occurred to the Demised Premises and of any accident to or defects in the water pipes electrical wiring filling fixtures apparatus or other facility provided by the Landlord.

3.18	Yielding up of Demised Premises

3.18.1	At the expiry or sooner determination of the Term to yield up to the Landlord the Demised Premises and all fixtures and fittings in good and tenantable repair and condition (fair wear and tear excepted) to the Landlord together with all the keys to the Demised Premises and all doors therein, to remove at the Tenant’s costs and expenses all signs names notices bearing the name of the Tenant from the Premises and if so required by the Landlord and/or the Head Lessor to reinstate the Demised Premises, including but not limited to all air-conditioning and electrical installations, to their original state as at the date of the commencement of the tenancy herein, to the reasonable satisfaction of the Landlord and the Head Lessor.

3.18.2	If the Tenant shall fail to carry out the reinstatement mentioned in Clause 3.18.1 if so required by the Landlord and/or the Head Lessor, the Tenant shall pay or reimburse the Landlord and the Head Lessor the reasonable costs of such reinstatement carried out by the Landlord and/or the Head Lessor (who is not obligated to do so) together with such other amounts which the Landlord and/or the Head Lessor would have been entitled to receive from the Tenant if the Demised Premises had been held over by the Tenant after expiry or sooner determination of the Term without the consent of the Landlord and the Head Lessor for the period during which such reinstatement is effected by the Landlord and/or the Head Lessor.

6 Napier Road #09-16, Singapore 258499	5

3.19	Stamp Duty

To pay on or before the date hereof the stamp duty payable on this Agreement.

4.	THE LANDLORD HEREBY COVENANTS with the Tenant:

4.1	Peaceful enjoyment by Tenant

Save as otherwise provided in the other provisions of this Agreement, the Tenant, duly paying the rent hereby reserved and observing and performing the several covenants and stipulations herein on the Tenant’s part contained, shall peaceably hold and enjoy the Demised Premises during the Term without any disturbance by the Landlord or any person lawfully claiming under or in trust for the Landlord.

5.	IT IS HEREBY AGREED AND DECLARED as follows:

5.1	Fitting-out Works

The Tenant may during the Fitting-out Period carry out such fitting-out works to the Demised Premises as may be approved by the Landlord and/or the Head Lessor subject to the following conditions:

(1)	the Tenant shall obtain all approvals, licences and permits from the Management Corporation or any authority as may be required under the applicable law prior to carrying out any fitting-out works;

(2)	all fitting-out works shall be carried out by the Tenant at its own cost and expense and in a good and workmanlike manner in accordance with all applicable laws and regulations and all directions or requirements of the relevant authorities;

(3)	the Tenant shall indemnify and keep the Landlord and the Head Lessor indemnified from and against all loss, damage or liability whatsoever which the Landlord and the Head Lessor may howsoever suffer or incur by reason of the Tenant’s failure to observe or perform any of its obligations under this clause or otherwise howsoever in connection with the fitting-out works; and

(4)	notwithstanding the commencement date of the Term, the provisions of this Agreement shall be effective from the commencement of the Fitting-out Period insofar as the same are applicable.

6 Napier Road #09-16, Singapore 258499	6

5.2	Interest

If the rent hereby reserved or any other monies payable by the Tenant to the Landlord hereunder or any part thereof shall at any time remain unpaid for seven (7) days after the same shall have become due (whether any formal or legal demand therefor shall have been made or not), the Tenant shall pay to the Landlord interest at ten per cent (10 per cent) per annum or at such other rate as the Landlord may determine from time to time on such monies from the date on which such monies fall due for payment to the date on which such monies are paid to or recovered by the Landlord as the case may be (both after as well as before judgment shall have been obtained in respect thereof). The Landlord shall be entitled to recover such interest from the Tenant as if such interest were rent in arrears. Nothing contained in this Clause shall be deemed to restrict the limit or prejudice any right power or remedy of the Landlord in respect of such monies.

5.3	Costs and expenses in recovery of rent etc

The Tenant will pay to the Landlord upon demand all costs charges and expenses of whatsoever nature which the Landlord may incur in recovering any arrears of rental or in relation to any claim or legal proceedings which may be brought by the Landlord against the Tenant in connection with or arising out of this Agreement, such costs charges and expenses to be borne by the Tenant on a full indemnity basis.

5.4	Re-entry by Landlord

It shall be lawful for the Landlord at any time to re-enter upon the Demised Premises or any part thereof in the name of the whole and thereupon this Agreement shall absolutely cease and determine but without prejudice to the right of action of the Landlord in respect of unpaid rent or other monies or any antecedent breach of the Tenant’s covenants herein contained in any of the following events:

5.4.1	if the rent hereby reserved or any part thereof shall at any time be unpaid for fourteen (14) days after becoming payable (whether formally demanded or not);

5.4.2	if any covenant on the Tenant’s part herein contained shall not be performed or observed;

5.4.3	if the Tenant shall become bankrupt or make any assignment for the benefit of its creditors or enter into an agreement or make any arrangement with its creditors for liquidation of its debts by composition or otherwise or if, being a Company, it shall go into liquidation (except for the purposes of amalgamation or reconstruction).
5.5	Act of God etc

In the event the Premises or any part thereof shall at any time during the Term be destroyed or damaged by fire (unless the fire results from act or default of the Tenant in consequence whereof payment of insurance shall be refused) lightning tempest or Act of God the following provisions shall have effect that is to say:

5.5.1	If the Landlord and/or the Head Lessor in their absolute discretion decide that the Demised Premises are totally unfit for occupation and use by the Tenant then the rent and other monies payable hereunder shall cease to be payable during the period whilst the Demised Premises are so unfit for occupation or use;

6 Napier Road #09-16, Singapore 258499	7

5.5.2	If the Landlord and/or the Head Lessor in their absolute discretion decide that the Demised Premises whilst not being rendered unfit for occupation and use by the Tenant is nevertheless damaged to such an extent that the Tenant is inconvenienced or interfered with in the full and proper enjoyment of the Demised Premises then the rent and the service charge payable hereunder shall be reduced by (at the Landlord’s determination) a fair just and rateable proportion having regard to the extent of the damage and the interference and inconvenience caused to the Tenant and the Landlord shall with as soon as reasonably practicable procure the Head Lessor to commence the reconstruction and repair of the Demised Premises.
5.5.3	In the event that the Landlord and/or the Head Lessor in their absolute discretion decide that the Demised Premises is not rendered fit for occupation and use for more than three (3) months after such destruction or damage, the Tenant shall be entitled to give to the Landlord one (1) month’s notice in writing or one (1) month’s rent in lieu thereof terminate this Agreement and the Landlord shall refund (subject to Clause 3.2) to the Tenant the Deposit and thereafter neither party shall have any claim against the other for any breach. For the avoidance of any doubt, the Tenant shall have no claims against the Landlord and/or the Head Lessor for any delay howsoever caused in repairing and/or rebuilding the Premises.
5.6	Exemption of Landlord

The Landlord and the Head Lessor and its servants, employees or agents shall not be liable or in any way responsible to the Tenant or any of the Tenant’s employees independent contractors agents invitees or licensees or to any other person for:

(a)	any injury or damage to any person or property or sustained by the Tenant or such other persons as aforesaid or any consequential loss, caused by, or through, or in any way owing to the short circuit of electrical wiring, explosion, falling plaster, steam, gas, electricity, sprinkler, plumbing or other pipe and sewerage system leaks, overflow of water from any part of the Premises or the roof, the street, sub surfaces or any other places, dampness or any appurtenances being out of repair;

(b)	any damage caused by the tenants, occupiers or persons in other buildings in the neighbourhood;

(c)	any diminution or obstruction of light, air or view by any structure which may be erected on the lands within or adjacent to the Premises;

(d)	any damage to or loss of any goods or property sustained in the Premises howsoever caused;

(e)	any act, omission or negligence of the Landlord and/or the Head Lessor or their employees, agents or independent contractors; or

(f)	any wilful misconduct of the Landlord’s and/or the Head Lessor’s employees, agents or independent contractors; or

(g)	any terrorist act (as defined in regulation 4(1) of the United Nations (Anti- Terrorism Measures) Regulations made under the United Nations Act 2001 regardless of any other cause or event contributing concurrently or in any other sequence to the loss (including, but not limited to, any action taken in controlling, preventing, suppressing or in any way relating to any terrorist act); or

6 Napier Road #09-16, Singapore 258499	8

(h)	any steps or measures or action taken by the Landlord and/or the Head Lessor or their employees, agents or independent contractors which is deemed appropriate or necessary by the Landlord and/or the Head Lessor to comply with any direction, order or other requirement under or in connection with the Infectious Diseases Act 1976, under any Law or any guideline, rule or requirement of the relevant authorities from time to time for the purpose of the taking of any protective measure, treatment, prevention or other dealings in relation to an infectious disease.

5.7	Indemnity by Tenant

(a)	The Tenant shall indemnify and keep indemnified the Landlord and/or the Head Lessor from and against:

(i)	all claims demands writs summonses actions suits proceedings judgments orders decrees damages costs losses and expenses of any nature whatsoever which the Landlord and/or the Head Lessor may suffer or incur in connection with loss of life personal injury and/or damage to property (real or personal) arising from or out of any occurrence in upon or at the Premises or the use of the Premises or any part thereof (including the erection or display of any signage) caused by the Tenant or by any of the Tenant’s employees independent contractors agents invitees or licensees;

(ii)	all loss and damage to the Premises and to all property therein caused directly or indirectly by the Tenant or the Tenant’s employees independent contractors agents invitees or licensees and in particular but without limiting the generality of the foregoing caused directly or indirectly by the use or misuse waste or abuse of water gas or electricity or faulty fittings or fixtures of the Tenant.

(b)	Without prejudice to the Landlord’s rights under Section 19(4) of the Civil Law Act 1909, the Tenant will reimburse or indemnify the Landlord against all losses and damages suffered by the Landlord as a result of the Tenant’s breach or non observance of any of the Clauses herein and/or the Tenant’s holding over after expiration of the Term.
5.8	Forfeiture of deposit

If the Tenant shall at any time during the Term abandon the Demised Premises or otherwise commit a breach of this Agreement before expiration then the Deposit shall be absolutely forfeited to the Landlord and the Tenant shall also pay to the Landlord all rents calculated up to the date of expiration of the Term and this Lease shall absolutely cease and determine but without prejudice to any rights or remedies of the Landlord in respect of any antecedent breach of any of the Tenant’s covenants herein contained.

6 Napier Road #09-16, Singapore 258499	9

5.9	Monies Deemed Rent

All sums payable to the Landlord by the Tenant under this Agreement shall be deemed rent and shall be recoverable by the Landlord as rent in arrears under the provisions of the Distress Act 1934.

5.10	Head Lease

5.10.1	The Tenant shall observe the provisions in the Head Lease and perform all the covenants and conditions on the part of the lessee contained in the Head Lease insofar as they relate to the Demised Premises.

5.10.2	The Tenant shall not do omit suffer or permit in relation to the Demised Premises any act or thing which would or might cause the Landlord to be in breach of the Head Lease or which if done omitted or suffered or permitted by the Tenant would or might constitute a breach of the covenants and the conditions contained in the Head Lease by the Landlord.

5.10.3	The Tenant shall keep the Landlord and the Head Lessor indemnified against any actions, proceedings, claims, damages, costs, expenses, losses or liability incurred by the Landlord and the Head Lessor arising from any breach, non observance, or non-performance by the Tenant of the aforesaid events and conditions in the Head Lease.

5.10.4	In the event of the following:

(a)	the Head Lease is terminated by the Head Lessor for any reason whatsoever; and

(b)	the consent of the Head Lessor (or any relevant authorities/parties, where applicable) for this Agreement or its subsequent renewal is not obtained/withdrawn/terminated,

the Landlord shall give written notice thereof to the Tenant and shall be entitled to terminate this Agreement. Thereupon, this Agreement shall terminate and the Tenant shall vacate the Demised Premises forthwith without compensation from or any claim against the Landlord but without prejudice to any right which the parties may have against each other for any antecedent breach.

5.11	Service of Notice

Any notice under this Agreement shall be in writing. Any notice to the Tenant shall be sufficiently served if left addressed to the Tenant upon the Demised Premises or if sent by registered post to the address of the Tenant stated in this Agreement and any notice to the Landlord shall be sufficiently served if sent by registered post to the address of the Landlord stated in this Agreement.

6 Napier Road #09-16, Singapore 258499	10

5.12	Service of Process

The Landlord may effect service of process by leaving the same at the Demised Premises or at such other address in Singapore as may be notified by the Tenant in writing to the Landlord and such service shall be deemed good service in law or equity. Nothing herein shall affect the right of the Landlord to serve process in any other manner permitted by law.

5.13	Independent Provisions

Each clause in this Agreement shall be an independent provision and shall be construed accordingly.

5.14	Governing Law & Court

This Agreement shall be governed and construed in all respects in accordance with the laws of the Republic of Singapore and the parties submit to the non-exclusive jurisdiction of the Courts of the Republic of Singapore.

IN WITNESS WHEREOF the parties hereto have hereunto set their hands the day and year first above written.

6 Napier Road #09-16, Singapore 258499	11

6 Napier Road #09-16, Singapore 258499	12